SCHEDULE 14A

                               (RULE 14A-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (Amendment No. )

      Filed by the registrant |_|
      Filed by a party other than the registrant |X|

      Check the appropriate box:
      |_|   Preliminary proxy statement   |_|   Confidential, for Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
      |_|   Definitive proxy statement
      |X|   Definitive additional materials
      |_|   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

          First Union Real Estate Equity and Mortgage Investments
          -------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                           Gotham Partners, L.P.
          -------------------------------------------------------
                  (Name of Person Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

      |X|   No fee required.
      |_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
            and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transactions applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)   Proposed maximum aggregate value of transaction:

      |_|   Fee paid previously with preliminary materials.
      |_|   Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

      (2)   Form, schedule or registration statement no.:

      (3)   Filing party:

      (4)   Date filed:

For Immediate Release
---------------------

Contacts:      Bill Ackman           or    George Sard/David Reno
               David Berkowitz             Sard Verbinnen & Co
               Gotham Partners             (212) 687-8080
               (212) 286-0300


                      GOTHAM PARTNERS DENIES IT IS IN
                  DISCUSSIONS WITH FIRST UNION REAL ESTATE

                    ----------------------------------

   GOTHAM SAYS FIRST UNION BOARD HAS FIDUCIARY DUTY TO ALLOW SHAREHOLDERS
           TO DETERMINE COMPANY'S FATE AT MAY 19 SPECIAL MEETING

      New York, April 20, 1998 -- Gotham Partners, L.P. today announced that, contrary to false and misleading statements by First Union Real Estate Investments (NYSE:FUR), Gotham is not engaged in any discussions with the First Union Board of Trustees or management or a recently formed special committee of the Board. Gotham is one of First Union's largest shareholders.

      On Friday April 17, First Union issued a press release claiming it had formed a special committee of its Board to evaluate alternatives for the company, retained Credit Suisse First Boston in an expanded capacity to assist in that process, and stated that the committee has been talking to Gotham and other large First Union shareholders who support Gotham's proposals. Gotham has had no contact with the committee except for one discussion with a committee member several weeks ago. In that discussion, Gotham refused to entertain any settlement proposal that did not give it the right to immediately designate a majority of the members of the Board. There is no current dialogue between Gotham and the committee or the Company, other than in connection with court proceedings.

      First Union's announcement provides no details as to how Credit Suisse First Boston's role has been expanded. If Credit Suisse First Boston is seeking an acquirer for the Company, Gotham urges the Company's independent trustees to reject any alternative involving a forced sale of First Union at a small premium to current market value. In light of the uncertainty associated with the Company's paired-share structure, the deteriorating financial performance of the Company under current management, and the hurried nature of a sale in such close proximity to the May 19 special meeting of shareholders (at which Gotham expects that its nominees will be elected to a majority of the seats on the Company's Board), Gotham believes now is the wrong time to sell.

      In Gotham's view, the Company's current trustees owe a fiduciary duty to shareholders to permit them to determine the course of the Company at the May 19 shareholder meeting.

      Gotham continues to believe that the only way for First Union shareholders to attain maximum value for their shares is to vote in favor of Gotham's proposals at the May 19 shareholder meeting. Among other items, Gotham has proposed an alternative slate of directors which intend to make changes in the senior management and business plan of First Union.

   BACKGROUND

      Gotham has been a shareholder of First Union since 1996. On July 14, 1997, Gotham sent a letter to the First Union Board of Trustees expressing its strong concerns about management and the strategic direction of the Company and requesting a meeting with the Board of Trustees. The First Union Board of Trustees refused and despite numerous subsequent efforts by Gotham has continued to refuse to address Gotham's concerns.

      As a result, Gotham is soliciting proxies to replace the entire class of three First Union Trustees up for election at the May 19 meeting, which includes First Union chairman and chief executive officer James C. Mastandrea, with Gotham nominees William A. Ackman and David P. Berkowitz, both principals of Gotham Partners, and James A. Williams, chairman of Michigan National Bank. Gotham is also proposing to increase the size of the First Union Board of Trustees from nine members to 15 members and to fill the six new seats with Gotham nominees. If all of the Gotham proposals are approved by First Union shareholders and its nominees elected, the Gotham nominees would hold nine of the 15 seats on the First Union Board.

      Under court order, First Union is required to hold a shareholder meeting on May 19 in lieu of its 1998 annual meeting, which was originally scheduled for April 14, 1998 but was cancelled by the Company. The court has also ordered First Union not to provide any new employment benefits or compensation outside the ordinary course of business and has prohibited First Union from any transfer of assets not for fair market value prior to the election and seating of directors.

      Gotham Partners is a private New York investment partnership. First Union is a stapled-stock real estate investment trust (REIT).

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